Exhibit 99.1

R1 Announces Grants of Inducement Equity Awards in Connection with the Acquisition of Cloudmed

06/21/22

MURRAY, Utah, June 21, 2022 (GLOBE NEWSWIRE) — R1 RCM Inc. (NASDAQ:RCM), a leading provider of technology-driven solutions that transform the patient experience and financial performance for healthcare providers, today announced that it has granted equity awards under the R1 RCM Inc. 2022 Inducement Plan (the “Inducement Plan”) in connection with its acquisition of Cloudmed, which closed today.

R1 granted an award of 151,286 extended-vesting performance-based restricted stock units (“PBRSUs”) to Lee Rivas, R1’s newly appointed President. R1 also granted inducement awards under the Inducement Plan to 123 other employees of Cloudmed consisting of (i) an aggregate of 2,895,826 standard-vesting PBRSUs and extended-vesting PBRSUs to 121 employees and (ii) 126,072 restricted stock units (“RSUs”) to two employees. The PBRSU and RSU awards were approved by the Human Capital Committee and by the Board of Directors of R1 and were granted under the Inducement Plan in accordance with NASDAQ Listing Rule 5635(c)(4), as inducement awards material to Mr. Rivas’ and the other Cloudmed employees’ entering employment with R1.

All PBRSUs vest based on performance against certain corporate financial objectives (the “Performance Goals”) over a three-year performance period (the “Performance Period”). The standard-vesting PBRSUs vest at the end of the Performance Period and the extended-vesting PBRSUs (also referred to by R1 in its public filings as “pull-forward” awards) vest in three equal annual installments beginning at the end of the Performance Period, in each case, subject to the recipient’s continued service through each vesting date. The number of standard-vesting and extended-vesting PBRSUs granted was based on the target achievement level (“Target PBRSUs”). The percentage of the Target PBRSUs that vest and become issuable under the PBRSU awards will be determined based on achievement of the Performance Goals at below threshold, threshold, target and maximum levels, with the minimum threshold set at 50% of the Target PBRSUs and the maximum set at 200% of the Target PBRSUs. The RSUs will vest after one year or two years, in accordance with the terms of the applicable award agreement, subject to the recipient’s continued service as of the vesting date.

Each PBRSU and RSU award is subject to the terms and conditions of the Inducement Plan and the terms and conditions of the applicable PBRSU or RSU award agreement covering the grant.

About R1 RCM

R1 is a leading provider of technology-driven solutions that transform the patient experience and financial performance of hospitals, health systems, and medical groups. R1’s proven and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit r1rcm.com.

Contacts:

Investor Relations

Atif Rahim

R1 RCM Inc.

312.324.5476

investorrelations@r1rcm.com

Media Relations

Natalie Pacini

415.335.7641 ext 43

natalie@highwirepr.com

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